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EXHIBIT 16.1

December 19, 2002

Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We were previously engaged as principal accountants to audit the consolidated financial statements of Callaway Golf Company as of and for the year ended December 31, 2002. On December 12, 2002, our appointment as principal accountants was terminated. We have read Callaway Golf Company's statement included under Item 4 of its Form 8-K dated December 12, 2002, and we agree with such statements, except that we are not in a position to agree or disagree with Callaway Golf Company's statements regarding:

-     The stated reason for changing principal accountants;

- That the change was recommended by the audit committee and approved by the board of directors; or

- That Deloitte & Touche LLP was not consulted regarding i) the application of accounting principles to a specified transaction, either completed or proposed, or the type of audit opinion that might be rendered on Callaway Golf Company's consolidated financial statements or ii) any matter that was the subject of a reportable disagreement discussed in Item 4.

Very truly yours,

/s/ KPMG LLP